Exhibit 2
UNITED MEXICAN STATES
Global Medium-Term Notes, Series A
Due Nine Months or More from the Date of Issue
U.S. $1,000,000,000 5.950% GLOBAL NOTES DUE 2019
U.S. $750,000,000 6.05% GLOBAL NOTES DUE 2040
September 18, 2009
Secretaría de Hacienda y Crédito Público
Unidad de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
México, D.F. 06000
México
Subject in all respects to the terms and conditions contained in the Amended and Restated Selling Agency Agreement dated July 18, 2008 (the “Selling Agency Agreement”), between the United Mexican States (“Mexico”) and Citigroup Global Markets Inc., Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, Credit Suisse Securities (Europe) Limited, Goldman, Sachs & Co., Goldman Sachs International, J.P. Morgan Securities Inc., J.P. Morgan Securities Ltd., Lehman Brothers Inc., Lehman Brothers International (Europe), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International plc, UBS Securities LLC and UBS Limited, as agents (the “Agents”), and as modified by the terms and conditions hereof, the undersigned (the “Managers”) severally and not jointly agree to purchase, and Mexico agrees to sell, the principal amount set forth in Annex I hereto of 5.950% Global Notes due 2019 (the “2019 Notes”) and 6.05% Global Notes due 2040 (the “2040 Notes”) of Mexico, having the terms set forth in the Pricing Supplement dated the date hereof attached hereto as Annex II (the “Pricing Supplement”), at the respective Purchase Price for each of the 2019 Notes and the 2040 Notes set forth in the Pricing Supplement. The 2019 Notes and the 2040 Notes are referred herein when taken together, as the “Notes” and each independently, as a “Series” of Notes. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pricing Supplement and the Selling Agency Agreement. All of the provisions of the Selling Agency Agreement are incorporated herein by reference, as modified by the additional terms set forth below:

Closing Date and Time:	September 25, 2009, 10:00 a.m., New York City time

Payment:	The Managers will pay or cause to be paid to Mexico the Purchase Price for the Notes (being the aggregate amount payable for each Series of Notes calculated at the Issue Price for such Series of Notes, plus accrued interest on such Series of Notes from the date specified for such Series of Notes in the Pricing Supplement, less the discount for the Notes specified in the Pricing Supplement). Such payment shall be made in U.S. dollars in immediately available funds to an account designated by Mexico.

Place of Delivery of Notes:	The closing shall be held at the New York office of Cleary Gottlieb Steen & Hamilton LLP.

Reopening:	The 2019 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 5.950% Global Notes due 2019 (CUSIP: 91086QAW8 / ISIN: US91086QAW87).

The 2040 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,500,000,000 6.05% Global Notes due 2040 (CUSIP: 91086QAV0 / ISIN: US91086QAV05).

Period during which additional Notes may not be sold pursuant to Section 4(u) of the Selling Agency Agreement:	None.

Force Majeure Provision:	☐ Section 9(b)(i) of the Selling Agency Agreement

☑ Section 9(b)(ii) of the Selling Agency Agreement

Stabilization:	The Managers, for their own account (or in the United Kingdom, J.P. Morgan Securities Inc.) may, to the extent permitted by applicable laws, over-allot or effect transactions in the open market or otherwise in connection with the distribution of the Notes with a view to stabilizing or maintaining the market price of the Notes at levels other than those which might otherwise prevail in the open market, but in doing so the Managers shall act as principal and not as agent of Mexico. Such transactions, if commenced, may be discontinued at any time. As between Mexico and the Managers, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by the Managers.

Expenses:	The Managers have agreed to pay certain of Mexico’s expenses as set out in the letter dated the date hereof signed by Mexico and the Managers.

Additional Representations and Warranties of Mexico:
(1) For the purposes of this Agreement, the “Time of Sale” means 3:00 p.m., New York City time, on September 18, 2009. The Basic Prospectus, as amended and supplemented by the prospectus supplement dated July 18, 2008 (the “Prospectus Supplement”) and as further amended and supplemented immediately prior to the Time of Sale by the information under the heading “Description of the Notes” in the pricing supplement dated December 18, 2008 and in the pricing supplement dated January 8, 2008, is hereinafter called the “Pricing Prospectus” and the Basic Prospectus, as amended and supplemented by the Prospectus Supplement and the final pricing supplement dated September 18, 2009, as filed with the Commission pursuant to Rule 424(b)(2), is hereinafter referred to as the “Prospectus.” The Pricing Prospectus relating to the Notes, considered together with each Issuer Free Writing Prospectus relating to the Notes listed in Exhibit A hereto, as of the Time of Sale of the Notes (collectively, the “Time of Sale Information”), does not or will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus with respect to the Notes listed in Exhibit A hereto did not or will not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus; provided, however, that the representations and warranties in this paragraph (1) shall not apply to statements in or omissions from any such document made in reliance upon and in conformity with information furnished in writing to Mexico by you expressly for use therein.

(2) (i) At the earliest time after the filing of the Registration Statement (or the most recent post-effective amendment thereto) that Mexico or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) and (ii) as of the date hereof, Mexico was not and is not an “ineligible issuer” (as defined in Rule 405 under the Securities Act), without taking into account any determination by the Commission pursuant to Rule 405 that it is not necessary that Mexico be considered an “ineligible issuer.”

(3) Exhibit A hereto is a complete list of any Issuer Free Writing Prospectuses relating to the Notes for which Mexico has received the consent of the Managers.

Other Provisions:	None.

Section 15 of the Selling Agency Agreement (relating to the submission to the jurisdiction of any state or federal court in the Borough of Manhattan in The City of New York by the parties thereto) is incorporated by reference herein, except that all references therein to “this Agreement” shall be deemed references to this Terms Agreement.
In addition, Mexico acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Terms Agreement, including the determination of the offering price of the Notes and the underwriting discount, is an arm’s-length commercial transaction between Mexico, on the one hand, and the Managers, on the other hand, and Mexico is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Terms Agreement; (ii) in connection with the transactions contemplated hereby and the process leading to such transaction each Manager is, has been, and will be acting solely as a principal and is not the financial advisor or fiduciary of Mexico, or its affiliates, creditors or employees or any other party; (iii) no Manager has assumed or will assume an advisory or fiduciary responsibility in favor of Mexico with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Manager has advised or is currently advising Mexico on other matters); and (iv) the Managers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Mexico, and the Managers have no obligation to disclose any of such interests by virtue of any advisory or fiduciary relationship.
This Terms Agreement supersedes all prior agreements and understandings (whether written or oral) between Mexico and the Managers, or any of them, with respect to the subject matter hereof. Mexico hereby waives and releases, to the fullest extent permitted by law, any claims that Mexico may have against the Managers with respect to any breach or alleged breach of fiduciary duty relating to the transactions contemplated by this Terms Agreement.
THIS TERMS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, EXCEPT THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY MEXICO SHALL BE GOVERNED BY THE LAW OF MEXICO.

This Terms Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

BARCLAYS CAPITAL INC.
By:	/s/ Carlos Mauleon
	Name:	Carlos Mauleon
	Title:	Managing Director

J.P. MORGAN SECURITIES INC.
By:	/s/ Roberto D’Avola
	Name:	Roberto D’Avola
	Title:	Executive Director

Accepted: UNITED MEXICAN STATES
By:	/s/ Octavio Alfredo Lara Calderón
	Name:	Octavio Alfredo Lara Calderón
	Title:	Deputy Director General of Debt Issuance of the Ministry of Finance and Public Credit of the United Mexican States

Annex I

	Principal Amount of		Principal Amount of
	2019 Notes to be		2040 Notes to be
Managers	Purchased		Purchased

Barclays Capital Inc.	U.S. $	500,000,000	U.S. $	375,000,000
J.P. Morgan Securities Inc.		500,000,000		375,000,000

Total:	U.S. $	1,000,000,000	U.S. $	750,000,000

Annex II
Pricing Supplement, dated September 18, 2009

Exhibit A
Issuer Free Writing Prospectuses
1. Issuer Free Writing Prospectus to be filed with the Commission on September 18, 2009, in the form set forth in Exhibit B hereto.

Exhibit B
Filed pursuant to Rule 433
Registration Statement No. 333-151501
September 18, 2009
United Mexican States
Final Terms and Conditions

Issuer:	United Mexican States

Transaction:	Re-opening of 5.950% Global Notes due 2019 (“2019 Notes”) Re-opening of 6.05% Global Notes due 2040 (“2040 Notes”)

Issue currency:	U.S. dollars

Ratings:	Baa1/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch)

Issue size:	2019 Notes: U.S. $1,000,000,000 (brings total size to U.S. $3,000,000,000) 2040 Notes: U.S. $750,000,000 (brings total size to U.S. $2,250,000,000)

Maturity date:	2019 Notes: March 19, 2019 2040 Notes: January 11, 2040

Pricing date:	September 18, 2009

Settlement date:	September 25, 2009

Coupon:	2019 Notes: 5.950% 2040 Notes: 6.050%

Re-offer price:	2019 Notes: 106.125% , plus accrued interest from September 19, 2009 2040 Notes: 100.100% , plus accrued interest from July 11, 2009

Yield:	2019 Notes: 5.126% 2040 Notes: 6.042%

Interest Payment Dates:	2019 Notes: March 19th and September 19th of each year, commencing March 19, 2010 2040 Notes: January 11th and July 11th of each year, commencing January 11, 2010

Optional Redemption:	2019 Notes: Make-Whole Call at Treasuries + 50 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice)
2040 Notes: Make-Whole Call at Treasuries + 30 basis points (at any time and from time to time prior to maturity upon giving no less than 30 days notice)

Denominations:	U.S. $2,000 and integral multiples thereof

Underwriters Discount:	2019 Notes: 0.30% 2040 Notes: 0.30%

Day Count:	30/360

Listing:	Luxembourg Stock Exchange — Euro MTF Market Luxembourg

CUSIP/ISIN:	2019 Notes: 91086QAW8 / US91086QAW87 2040 Notes: 91086QAV0 / US91086QAV05

Joint Bookrunners/Allocation:	Barclays Capital Inc. (50%) J.P. Morgan Securities Inc. (50%)
A prospectus supplement and prospectus of Mexico, each dated July 18, 2008, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012308008057/y60062b2e424b2.htm. A pricing supplement for the 2019 Notes dated December 18, 2008 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000090342308001056/ums-424b2_1219.htm. A pricing supplement for the 2040 Notes dated January 8, 2008 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012308000267/y46087be424b2.htm.
Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2007 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000136231008005254/c75392e18vk.htm; http://www.sec.gov/Archives/edgar/data/101368/000136231008005254/c75392exv99wd.htm and http://www.sec.gov/Archives/edgar/data/101368/000136231008005254/c75392exv99we.htm. Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2007, each including a recent developments section, are available from the Securities and Exchange Commission’s website at, for Amendment No. 1, http://www.sec.gov/Archives/edgar/data/101368/000090342308001047/ums-18ka1_1218.htm and http://www.sec.gov/Archives/edgar/data/101368/000090342308001047/ums-18ka1ex1_1218.htm; for Amendment No. 3, http://www.sec.gov/Archives/edgar/data/101368/000095012309002472/y74601e18vkza.htm and http://www.sec.gov/Archives/edgar/data/101368/000095012309002472/y74601exv99w1.htm; and for Amendment No. 5, http://www.sec.gov/Archives/edgar/data/101368/000095012309044031/c90334e18vkza.htm and http://www.sec.gov/Archives/edgar/data/101368/000095012309044031/c90334exv1.htm.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll-free 1- 888-227-2275 (ext.2663) or J.P. Morgan Securities Inc. at toll-free 1-866-846-2874.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.